Exhibit 99.2

BIO-TECHNE DECLARES DIVIDEND

Minneapolis/February 6, 2018/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.32 per share for the quarter ended December 31, 2017. The quarterly dividend will be payable March 2, 2018 to all common shareholders of record on February 16, 2018. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

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Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $563 million in net sales in fiscal 2017 and has approximately 1,800 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Investor Relations
ir@bio-techne.com
646-277-1266